Exhibit 23.4

November 9, 2018

MOGU Inc.

Zheshang Wealth Center, 12/F, Building No. 1, No. 99 Gudun Road

Xihu District, Hangzhou, 310012

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of MOGU Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Andrew Hong Teoh
Name: Andrew Hong Teoh

[Signature Page to Consent of Independent Director]